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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2016, and Initiates 2017 Earnings Guidance

SPOKANE, Wash. – Feb. 22, 2017, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $137.2 million, or $2.15 per diluted share, for the year ended Dec. 31, 2016, compared to $123.2 million, or $1.97 per diluted share for the year ended Dec. 31, 2015. Results for 2015 included $5.1 million, or $0.08 per diluted share, related to discontinued operations, which resulted from the sale of Ecova in 2014.

For the fourth quarter of 2016, net income attributable to Avista Corp. shareholders was $40.1 million or $0.62 per diluted share, compared to $38.5 million or $0.61 per diluted share for the fourth quarter of 2015. Results for the fourth quarter of 2015 included $4.7 million, or $0.07 per diluted share related to discontinued operations.

"We had a great year in 2016. We saw increased earnings at Avista Utilities compared to 2015 due to increased electric and natural gas gross margin, which was partially offset by increased operating expenses, depreciation and interest expense. Our strong operational performance in 2016 resulted in continued reliable service for our customers and high customer satisfaction ratings. We also continued making capital investments in our utility infrastructure, which we view as critical for the safety and reliability of our system and to meet the needs of our customers into the future. In addition, we strengthened our commitment to our communities through further development of innovative technologies in our service area," said Scott Morris, chairman, president and chief executive officer of Avista Corp.

"As we look to 2017, our earnings will be challenged due to the rate order we received in December from the Commission in Washington, which denied our requests for increased electric and natural gas rates. We were surprised and very disappointed in this order, and as a response we have filed a petition for reconsideration and alternately for rehearing of our 2016 general rate cases. The Commission has indicated it expects to enter an order no later than March 16, 2017 resolving our petition.

"If we are not successful in obtaining rates that are fair to both customers and the company, we expect the current order will result in significant regulatory timing lag, which was reduced in recent years through regulatory orders that provided for the timely recovery of costs. We believe we should continue investing the necessary capital to maintain a safe and reliable system and focus on managing our operating expenses. The Commission did not disallow any of our capital projects, and we believe the costs associated with these projects will be recovered in future cases.

"Alaska Electric Light and Power Company (AEL&P) had another successful year and exceeded its earnings target for the year. An interim rate increase went into effect in November and a permanent rate increase, if approved, could take effect no later than February 2018.

“We are initiating our 2017 earnings guidance with a consolidated range of $1.80 to $2.00 per diluted share. The Washington rate order negatively impacted our 2017 earnings guidance in the range of $0.20 to $0.30 per diluted share. However, I believe we are still well-positioned to continue our long-term earnings growth of 4 percent to 5 percent,” Morris said.

Summary Results: Avista Corp.’s results for the fourth quarter of 2016 and the year ended Dec. 31, 2016 (year-to-date) as compared to the respective periods in 2015 are presented in the table below (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	2016	2015	2016	2015
Net Income (Loss) by Business Segment:
Avista Utilities	$38,059	$31,973	$132,490	$113,360
Alaska Electric Light and Power Company (AEL&P)	3,083	2,688	7,968	6,641
Ecova (discontinued operations)	—	4,662	—	5,147
Other	(1,051)	(802)	(3,230)	(1,921)
Total net income attributable to Avista Corp. shareholders	$40,091	$38,521	$137,228	$123,227

Earnings (Loss) per diluted share by Business Segment:
Avista Utilities	$0.59	$0.51	$2.07	$1.81
AEL&P	0.05	0.04	0.13	0.11
Ecova (discontinued operations)	—	0.07	—	0.08
Other	(0.02)	(0.01)	(0.05)	(0.03)
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.62	$0.61	$2.15	$1.97

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the fourth quarter of 2016 and the year ended Dec. 31, 2016 as compared to the respective periods in 2015 and the various factors that caused such change (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2015 consolidated earnings	$38,521	$0.61	$123,227	$1.97

Changes in net income and diluted earnings per share:
Avista Utilities
Electric gross margin (including intracompany) (b)	7,745	0.12	24,948	0.39
Natural gas gross margin (including intracompany) (c)	5,333	0.08	17,100	0.27
Other operating expenses (d)	(2,202)	(0.04)	(7,944)	(0.12)
Depreciation and amortization (e)	(2,618)	(0.04)	(10,716)	(0.17)
Interest expense (f)	(1,269)	(0.02)	(4,220)	(0.07)
Other (g)	(1,788)	(0.03)	(958)	(0.01)
Effective income tax rate (h)	885	0.01	920	0.01
Dilution on earnings	n/a	—	n/a	(0.04)
Total Avista Utilities	6,086	0.08	19,130	0.26

AEL&P earnings	395	0.01	1,327	0.02
Other businesses earnings (i)	(249)	(0.01)	(1,309)	(0.02)
Discontinued operations	(4,662)	(0.07)	(5,147)	(0.08)

2016 consolidated earnings	$40,091	$0.62	$137,228	$2.15

Analysis of 2016 Consolidated Earnings

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.7 percent.

(b)	Electric gross margin (operating revenues less resource costs) increased for both the fourth quarter and year-to-date primarily due to the following:

•	General rate case decisions in Idaho and Washington;

•
An increase in decoupling revenue due to the implementation of a decoupling mechanism in Idaho, effective Jan. 1, 2016 and due, in part, to weather fluctuations which resulted in a decrease in year-to-date retail electric loads. The weather was warmer than the prior year in April and May (which decreased electric heating loads) and cooler than the prior year June through August (which decreased electric cooling loads). This was partially offset by weather that was cooler than the prior year in the first and fourth quarters (which increased electric heating loads); and

•
A decrease in electric resource costs primarily due to a decrease in purchased power, fuel for generation and other fuel costs, partially offset by an increase in regulatory amortizations and other electric resource costs. For the fourth quarter of 2016, we had a $2.4 million pre-tax benefit under the Energy Recovery Mechanism (ERM) in Washington, compared to a $0.7 million pre-tax benefit for the fourth quarter of 2015.

For the full year 2016, we recognized a pre-tax benefit of $5.1 million under the ERM compared to a benefit of $6.3 million for the full year 2015.

(c)	Natural gas gross margin (operating revenues less resource costs) increased for both the fourth quarter and year-to-date primarily due to the following:

•	General rate case decisions in Washington, Idaho and Oregon;

•
An increase in year-to-date retail natural gas loads compared to the prior year due to weather that was cooler in the first and fourth quarters (higher natural gas heating loads), and was partially offset by weather that was warmer in April and May (lower natural gas heating loads). The period June through September typically does not have significant retail natural gas loads; and

•
An increase in decoupling revenue due, in part, to the weather described above, which resulted in year-to-date retail natural gas loads which were lower than normal. Decoupling revenues also increased due to the implementation of decoupling mechanisms in Idaho, effective Jan. 1, 2016, and in Oregon, effective March 1, 2016.

(d)
Other operating expenses for the fourth quarter and year-to-date 2016 increased due to an increase in medical costs, electric generation operating and maintenance expenses, natural gas distribution expenses and other postretirement benefit expenses.

(e)	Depreciation and amortization increased for the fourth quarter and year-to-date 2016 due to additions to utility plant.

(f)
Interest expense increased for the fourth quarter and year-to-date 2016 due to additional long-term debt being outstanding during 2016 as compared to 2015 and partially due to an increase in the overall interest rate.

(g)
Other for the year-to-date 2016 increased primarily due to a decrease in the allowance for funds used during construction (AFUDC) and was partially offset by an increase in interest income for the fourth quarter and year-to-date.

(h)	During the fourth quarter of 2016 our effective tax rate was 36.9 percent compared to 37.2 percent for the fourth quarter of 2015 and it was 36.3 percent for the full year 2016 and 2015.

(i)
Other businesses' earnings decreased primarily due to an increase in losses on investments from initial organization costs and management fees associated with our investment in a private equity fund of strategic utility partners, as well as an impairment recorded on a building we own. This was partially offset by a slight decrease in corporate costs (including costs associated with exploring strategic opportunities) and a slight increase in net income at METALfx for the year-to-date.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric gross margin and natural gas gross margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (excluded) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The presentation of electric gross margin and natural gas gross margin for Avista Utilities is intended to supplement an understanding of Avista Utilities' operating performance. We use these measures to determine whether the appropriate amount of revenue is being collected from customers to allow for the recovery of energy resource costs and operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. We present electric and natural gas gross margin separately above and below since each business has different cost sources, cost recovery mechanisms and jurisdictions. These measures are not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculations of electric and natural gas gross margins are presented below.

The following table presents our operating revenues, resource costs and resulting gross margin (pre-tax and after-tax) for the fourth quarter and the year ended Dec. 31, 2016 and 2015, respectively (dollars in thousands):

	Operating Revenues	Resource Costs	Gross Margin (Pre-Tax)	Income Taxes (a)	Gross Margin (Net of Tax)
For the three months ended Dec. 31, 2016:
Electric	$261,598	$102,444	$159,154	$58,393	$100,761
Natural Gas	151,194	86,130	65,064	23,871	41,193
Less: Intracompany	(30,135)	(30,135)	—	—	—
Total	$382,657	$158,439	$224,218	$82,264	$141,954
For the three months ended Dec. 31, 2015:
Electric	$254,889	$107,968	$146,921	$53,905	$93,016
Natural Gas	142,916	86,274	56,642	20,782	35,860
Less: Intracompany	(28,855)	(28,855)	—	—	—
Total	$368,950	$165,387	$203,563	$74,687	$128,876
For the year ended Dec. 31, 2016:
Electric	$996,959	$360,591	$636,368	$233,483	$402,885
Natural Gas	470,894	273,976	196,918	72,249	124,669
Less: Intracompany	(95,215)	(95,215)	—	—	—
Total	$1,372,638	$539,352	$833,286	$305,732	$527,554
For the year ended Dec. 31, 2015:
Electric	$997,873	$400,910	$596,963	$219,026	$377,937
Natural Gas	521,010	351,101	169,909	62,340	107,569
Less: Intracompany	(107,020)	(107,020)	—	—	—
Total	$1,411,863	$644,991	$766,872	$281,366	$485,506

(a)	Income taxes were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.7 percent.

Liquidity and Capital Resources

Avista Corp. has a $400.0 million committed line of credit that expires in April 2021. As of Dec. 31, 2016, there were $120.0 million of cash borrowings and $34.4 million in letters of credit outstanding, leaving $245.6 million of available liquidity under this committed line of credit.
AEL&P has a $25.0 million committed line of credit that expires in November 2019. As of Dec. 31, 2016, there were no borrowings and no letters of credit outstanding under this line of credit.

In 2016, we issued 1.6 million shares of common stock for total net proceeds of $65.3 million under our sales agency agreements. We have 2.2 million shares remaining to be issued under our sales agency agreements. We also issued 0.2 million shares of common stock for total net proceeds of $1.7 million under our employee plans. In December 2016, we issued and sold $175.0 million of first mortgage bonds due in 2051.
In the second half of 2017, we expect to issue approximately $110.0 million of long-term debt and up to $70.0 million of common stock in order to fund planned capital expenditures and maintain an appropriate capital structure.
Avista Utilities' capital expenditures were $390.7 million for 2016, and we expect Avista Utilities' capital expenditures to be about $405 million for 2017. AEL&P's capital expenditures were $16.0 million for 2016, and we expect AEL&P's capital expenditures to be approximately $7 million for 2017.

2017 Earnings Guidance and Outlook

Avista Corp. is initiating its 2017 guidance for consolidated earnings to be in the range of $1.80 to $2.00 per diluted share.

We expect Avista Utilities to contribute in the range of $1.71 to $1.85 per diluted share for 2017. As a change from earnings guidance in prior years, the midpoint of our Avista Utilities guidance range for 2017 includes $0.07 of expense under the ERM, which is within the 90 percent customers/10 percent shareholders sharing band. The impacts of the ERM are included in the midpoint of our guidance for 2017 as power supply costs were not reset in the Washington order for 2017. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

Our 2017 Avista Utilities earnings guidance range continues to encompass unrecovered structural costs estimated to reduce the return on equity by 70 to 90 basis points. In addition, our 2017 guidance range includes regulatory timing lag directly associated with the Washington jurisdiction and resulting from the 2016 order estimated to reduce the return on equity by 100 to 120 basis points. This results in an expected return on equity range for Avista Utilities of 7.4 percent to 7.8 percent in 2017. We will continue to strive to reduce this timing lag and more closely align our earned returns with those authorized by the 2019-2020 time period.

For 2017, we expect AEL&P to contribute in the range of $0.10 to $0.14 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.01 and a gain of $0.01 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Feb. 22, 2017, at 10:30 a.m. ET to discuss this news release. The call will be available at (888) 771-4371, confirmation number: 44214190. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through March 1, 2017. Call (888) 843-7419, pass code 44214190#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 377,000 customers and natural gas to 340,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.
This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have a significant impact on our operations, results of operations, financial condition or cash flows which could cause actual results to differ materially from those anticipated in such statements.
The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns), including those from long-term climate change, which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, financing costs and commodity costs and regulatory discretion over authorized return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions; the effect on any or all of the foregoing, resulting from changes in general economic or political factors; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations affecting our ability to utilize or resulting in the obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; wildfires, including those caused by our transmission or electric distribution systems that may result in public injuries or property damage; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); changing river regulation at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain our current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or the introduction of new technology that may create new cyber security risk; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources, loss of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; non-regulated activities may increase earnings volatility; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; policy and/or legislative changes resulting from the new presidential administration in various regulated areas, including, but not limited to, potential tax reform, environmental regulation and healthcare regulations; and the risk of municipalization in any of our service territories.
For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2016. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year-to-Date
	2016	2015	2016	2015
Operating revenues	$402,123	$387,305	$1,442,483	$1,484,776
Operating expenses:
Utility resource costs	161,095	168,078	551,366	656,964
Other operating expenses	92,829	89,224	341,296	332,747
Depreciation and amortization	41,600	37,403	161,283	144,194
Utility taxes other than income taxes	24,066	22,233	98,735	97,657
Total operating expenses	319,590	316,938	1,152,680	1,231,562
Income from operations	82,533	70,367	289,803	253,214
Interest expense, net of capitalized interest	22,058	19,530	84,479	76,895
Other income - net	(3,053)	(3,110)	(10,078)	(9,300)
Income before income taxes	63,528	53,947	215,402	185,619
Income tax expense	23,425	20,071	78,086	67,449
Net income from continuing operations	40,103	33,876	137,316	118,170
Net income from discontinued operations	—	4,662	—	5,147
Net income	40,103	38,538	137,316	123,317
Net income attributable to noncontrolling interests	(12)	(17)	(88)	(90)
Net income attributable to Avista Corp. shareholders	$40,091	$38,521	$137,228	$123,227

Amounts attributable to Avista Corp. shareholders:
Net income from continuing operations attributable to Avista Corp. shareholders	$40,091	$33,859	$137,228	$118,080
Net income from discontinued operations attributable to Avista Corp. shareholders	—	4,662	—	5,147
Net income attributable to Avista Corp. shareholders	$40,091	$38,521	$137,228	$123,227

Weighted-average common shares outstanding (thousands), basic	64,185	62,308	63,508	62,301
Weighted-average common shares outstanding (thousands), diluted	64,620	62,758	63,920	62,708

Earnings per common share, basic:
Earnings per common share from continuing operations	$0.62	$0.54	$2.16	$1.90
Earnings per common share from discontinued operations	—	0.08	—	0.08
Total earnings per common share, basic	$0.62	$0.62	$2.16	$1.98

Earnings per common share, diluted:
Earnings per common share from continuing operations	$0.62	$0.54	$2.15	$1.89
Earnings per common share from discontinued operations	—	0.07	—	0.08
Total earnings per common share, diluted	$0.62	$0.61	$2.15	$1.97
Dividends declared per common share	$0.3425	$0.3300	$1.3700	$1.3200
Issued Feb. 22, 2017

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$8,507	$10,484
Accounts and notes receivable	180,265	169,413
Other current assets	162,569	126,149
Total net utility property	4,147,500	3,898,589
Other non-current assets	141,443	143,646
Regulatory assets for deferred income tax	109,853	101,240
Regulatory assets for pensions and other postretirement benefits	240,114	235,009
Regulatory asset for interest rate swaps	161,508	83,973
Other regulatory assets	152,670	132,218
Other deferred charges	5,326	5,928
Total Assets	$5,309,755	$4,906,649
Liabilities and Equity
Accounts payable	$115,545	$114,349
Current portion of long-term debt and capital leases	3,287	93,167
Short-term borrowings	120,000	105,000
Other current liabilities	168,696	162,164
Long-term debt and capital leases	1,678,717	1,480,111
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	273,983	261,594
Pensions and other postretirement benefits	226,552	201,453
Deferred income taxes	840,928	747,477
Non-current interest rate swap derivative liabilities	28,705	30,679
Other non-current liabilities, regulatory liabilities and deferred credits	153,319	130,821
Total Liabilities	3,661,279	3,378,362
Equity
Avista Corporation Shareholders' Equity:
Common stock (64,187,934 and 62,312,651 outstanding shares)	1,075,281	1,004,336
Retained earnings and accumulated other comprehensive loss	573,446	524,290
Total Avista Corporation Shareholders' Equity	1,648,727	1,528,626
Noncontrolling interests	(251)	(339)
Total Equity	1,648,476	1,528,287
Total Liabilities and Equity	$5,309,755	$4,906,649
Issued Feb. 22, 2017